As filed with the Securities and Exchange Commission on July 28, 2011

Registration Statement No. 333-61559

Registration Statement No. 333-87694

Registration Statement No. 333-133769

Registration Statement No. 333-150759

Registration Statement No. 333-150761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61559

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-87694

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-133769

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150759

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150761

UNDER

THE SECURITIES ACT OF 1933

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1267968
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6721 Columbia Gateway Drive Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

Integral Systems, Inc., 1988 Stock Option Plan as Amended and Restated Effective May 8, 1998

Integral Systems, Inc. 2002 Stock Option Plan Effective May 1, 2002

Integral Systems, Inc. Amended and Restated 2002 Stock Option Plan

Integral Systems, Inc. 2008 Stock Incentive Plan

Integral Systems, Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Deanna H. Lund

Executive Vice President and Chief Financial Officer

Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, MD 21046

(Name and address of agent for service)

(858) 812-7300

(Telephone number, including area code, of agent for service)

Copies to:

Deyan Spiridonov, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Integral Systems, Inc. (the “Company”) on Form S-8, as amended (collectively, the “Registration Statements”):

1.               Registration Statement No. 333-61559, registering 600,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under the Integral Systems, Inc., 1988 Stock Option Plan as Amended and Restated Effective May 8, 1998 as previously filed with the Securities and Exchange Commission (“SEC”) on August 14, 1998;

2.               Registration Statement No. 333-87694, registering 750,000 shares of Common Stock under the Integral Systems, Inc. 2002 Stock Option Plan Effective May 1, 2002 as previously filed with the SEC on May 7, 2002;

3.               Registration Statement No. 333-133769, registering 400,000 shares of Common Stock under the Integral Systems, Inc. Amended and Restated 2002 Stock Option Plan, as previously filed with the SEC on May 3, 2006, and as previously amended by Registration Statement No. 333-133769 Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the SEC on May 8, 2008 de-registering 90,400 shares of Common Stock;

4.               Registration Statement No. 333-150759, registering 1,599,947 shares of Common Stock under the Integral Systems, Inc. 2008 Stock Incentive Plan as previously filed with the SEC on May 8, 2008; and

5.               Registration Statement No. 333-150761, registering 900,000 shares of Common Stock under the Integral systems, Inc. Employee Stock Purchase Plan as previously filed with the SEC on May 8, 2008.

On July 27, 2011, pursuant to an Agreement and Plan of Merger, dated May 15, 2001 (the “Merger Agreement”), by and among the Company, Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos”), IRIS Merger Sub Inc., a Maryland corporation and a wholly-owned subsidiary of Kratos (“Merger Sub”), and IRIS Acquisition Sub LLC, a single member Maryland limited liability company and a wholly-owned subsidiary of Kratos, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Kratos (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 28, 2011.

INTEGRAL SYSTEMS, INC.

By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

President, Chief Executive Officer
/s/ Eric M. DeMarco	and Director	July 28, 2011
Eric M. DeMarco	(Principal Executive Officer)

Executive Vice President, Chief
/s/ Deanna H. Lund	Financial Officer and Director	July 28, 2011
Deanna H. Lund	(Principal Financial Officer)

Vice President, Corporate
/s/ Laura Siegal	Controller, Treasurer and Director	July 28, 2011
Laura Siegal	(Principal Accounting Officer)

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